Exhibit 8.1

Loeb & Loeb LLP 10100 Santa Monica Blvd. Suite 2200 Los Angeles, CA 90067	Main 310.282.2000 Fax 310.282.2200

February 7, 2024

Inception Growth Acquisition Limited
875 Washington Street
New York, NY 10014
Attn: Cheuk Hang Chow, CEO

Re:	Registration Statement of IGTA Merger Sub Limited

Ladies and Gentlemen:

We have acted as United States counsel to Inception Growth Acquisition Limited, a Delaware corporation (“Inception Growth”), in connection with the proposed Business Combination (as defined below) contemplated by a business combination agreement, dated as of September 12, 2023 (as it may be amended from time to time, the “Business Combination Agreement”), which provides for a Business Combination between Inception Growth and AgileAlgo Holdings Ltd., a British Virgin Islands company (“AgileAlgo”). Pursuant to the Business Combination Agreement, the Business Combination will be effected in two steps: (i) subject to the approval and adoption of the Business Combination Agreement by the stockholders of Inception Growth, Inception Growth will merge with and into IGTA Merger Sub Limited, a British Virgin Islands company and wholly owned subsidiary of Inception Growth (such company before the Redomestication Merger is sometimes referred to as the “Purchaser” and upon and following the Redomestication Merger (as defined below) is hereinafter sometimes referred to as “PubCo”), with PubCo remaining as the surviving publicly traded entity (the “Redomestication Merger"); and (ii) substantially concurrently with the Redomestication Merger, the shareholders of AgileAlgo will exchange all of their ordinary shares of AgileAlgo (the “Purchased Shares”) for an aggregate of fourteen million (14,000,000) ordinary shares of PubCo (“PubCo Ordinary Shares”), valued at $10.00 each, for a total of One Hundred Forty Million Dollars ($140,000,000) (the “Closing Consideration Shares”), plus an additional two million (2,000,000) PubCo Ordinary Shares, for a total of Twenty Million Dollars ($20,000,000) as additional contingent consideration (“Earnout Consideration Shares”) (such exchange, the “Share Exchange”, collectively with the Redomestication Merger, the “Business Combination”).

The Business Combination and certain other related transactions are described in the Registration Statement of IGTA Merger Sub Limited on Form S-4 under the Securities Act of 1933, as amended (the “Securities Act”), filed on the date hereof (the “Registration Statement”).

In rendering this opinion, we have reviewed the Registration Statement and have assumed with your approval the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, and the completeness and accuracy of the documents reviewed by us. We have assumed with your approval and have not verified the accuracy of the factual matters and representations set forth in the Registration Statement.

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For the United States offices, a limited liability partnership including professional corporations. For Hong Kong office, a limited liability partnership.

Inception Growth Acquisition Limited February 7, 2024 Page 2

Based on the foregoing and subject to the assumptions, limitations and qualifications stated in the Registration Statement and herein, we hereby confirm and adopt as our opinion the statements of United States federal income tax law on the date hereof as set forth in the Registration Statement under the caption “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Redomestication Merger to U.S. Holders.”

This opinion is based upon the existing provisions of the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, published revenue rulings and procedures from the United States Internal Revenue Service (“IRS”) and judicial decisions, all as in effect on the date hereof. Any such authority is subject to change, and any change may be retroactive in effect and may affect our opinion as set forth herein. Our opinion is based on the facts, assumptions and representations set forth in the Registration Statement and this opinion. If any of the facts, assumptions or representations is not true, correct or complete, our opinion may not be applicable. We undertake no responsibility to update this opinion or to advise you of any developments or changes as a result of a change in legal authority, fact, representation, assumption or document, or any inaccuracy in any fact, representation or assumption, upon which this opinion is based, or otherwise.

Our opinion is not binding on the IRS or a court. The IRS may disagree with one or more of our conclusions, and a court may sustain the IRS’s position.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to this firm as counsel to Inception Growth under the caption “U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Consequences of the Redomestication Merger to U.S. Holders” in the Registration Statement, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations promulgated thereunder, with respect to any part of the Registration Statement, including this exhibit.

Regards,

/s/ Loeb & Loeb LLP

Loeb & Loeb LLP